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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 197 to Registration Statement No. 2-67052 on Form N-1A of our reports dated August 25, 2006, relating to the financial statements and financial highlights of Auxier Focus Fund, DF Dent Premier Growth Fund, Golden Large Core Value Fund and Golden Small Core Value Fund, each a series of Forum Funds, appearing in the Annual Reports on Form N-CSR of Forum Funds for the year ended June 30, 2006, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 27, 2006